Exhibit 10.18

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 12 day of  March, 2007, by and between Raviv Zoller (“Executive”) and Ness Technologies, Inc. (the “Company”).

WHEREAS, Executive entered into an amended and restated employment agreement with the Company, dated as of August 13, 2001, which was subsequently amended effective as of January 1, 2004 and January 1, 2006 (collectively, the “Employment Agreement”); and

WHEREAS, Executive voluntarily decided to terminate his employment and resign from his positions as the President and Chief Executive Officer of the Company, effective as of March 16, 2007; and

WHEREAS, Executive agreed to remain a member of the Company’s Board of Directors at least until the 2007 annual meeting;

WHEREAS, Executive is entitled to certain severance benefits under the Employment Agreement, and the Company agreed to continue and pay Executive for certain consulting services to be provided by Executive to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.             Separation Date.

(a)           Executive acknowledges that his last day of employment as the President and Chief Executive Officer of the Company shall be March 16, 2007 (the “Separation Date”).  The Company agrees to pay Executive in accordance with the Company’s expense reimbursement policy and procedures that represents full and complete reimbursement for any and all expenses incurred by Executive through the Separation Date.  Executive agrees to fully cooperate, to the extent reasonably necessary, in executing any documentation as may be necessary to facilitate a smooth transition of Executive’s duties and responsibilities to other Company executives.

(b)           Executive shall continue to serve as a member of the Company’s Board of Directors at least until the 2007 annual meeting of the shareholders, unless otherwise agreed in writing. The Company will release Executive from his positions in the Company’s subsidiaries within 14 days of the Separation Date, and Executive will sign any requested resignation letters in respect thereof.

2.             Consulting Services.  As of March 16, 2007 and until September 15, 2007, Executive will be available to provide consulting services to the Company, as shall be mutually agreed upon by the Company’s Chairman and Executive, at such times as Executive shall determine. It is agreed that if Executive is asked to assist the Company with any mergers and acquisitions transactions, the parties will agree on separate consideration.

3.             Severance.  The Company agrees to continue paying Executive 100% of Executive’s current base salary and benefits (i.e., company car and mobile phone, Managers Insurance Policy, Disability Insurance, Advanced Study Fund, vacation days, including accumulated and unused vacation and medical examination) through March 15, 2008 and shall pay him the minimum annual bonus for 2007 as per his Employment Agreement.  All payments will be made according to the Company’s regular payroll practices and will be less applicable tax withholding obligations and payroll deductions.  Executive acknowledges and agrees that other than the severance benefits done under this Agreement and the remaining obligations due the Executive under the Employment Agreement, the Executive shall not otherwise be due any monies from the Company, including any unpaid salary, bonus, benefits, or other compensation.

4.             Special Payment.  In consideration of the extension of Executive’s non-competition obligations as provided herein, his assignment to the Company of all intellectual property created or revised by the Executive during his employment with the Company including, without limitation, all copyright rights, his waiver of all moral rights in all materials and concepts developed by him during his employment, and the continued use by the Company of his name, likeness, and reputation in connection with the Company's business, his agreement to remain on the Company’s Board as described in Section 1(b) hereof,  and to provide consulting services as described in Section 2 hereof, Executive will be entitled to a special one-time special payment equal to US $750,000 subject to all applicable withholding that shall be paid  upon the earlier of September 15, 2007 or the date on which the Executive’s Board membership terminates.

5.             Directors and Officers Insurance.  The Company will use its commercially reasonable efforts to maintain the same directors and officers liability insurance coverage for Executive following the Separation Date as the Company maintains for current officers and directors for so long, and in the same manner that the Company maintains such insurance for its current officers and directors.

6.             Release.  Executive, in consideration of the benefits provided hereby irrevocably waives and releases any and all claims against the Company, its past, present and future officers or directors, except for claims, if any, that may arise from the Company’s breach of its obligations under this Agreement or the Employment Agreement.

7.             Non-Competition.  Executive agrees that the non-competition period set forth in the Employment Agreement will be and hereby is extended by an additional 12 months.

8.             Public Statements.  During the non-competition period, Executive will coordinate with the Company any public statements regarding the Company or any of its officers or directors.

9.             Applicable Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to its conflicts of law principles to the extent that the general application of the laws of another jurisdiction would be required thereby.  Any dispute regarding this Agreement shall be resolved in the Courts of Tel-Aviv-Jaffa.

10.           Entire Agreement.  This Agreement and the Employment Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties. This Agreement may not be changed or altered, except by a writing signed by both parties.  Until such time as this Agreement has been executed by both parties hereto:  (i) its terms and conditions and any discussion relating thereto, without any exception whatsoever, shall not be binding or enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such.

11.           Assignment; Severability; Successors and Assigns.  Executive has not assigned or transferred any claim Executive is releasing, nor has Executive purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all of the Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date set forth above.

NESS TECHNOLOGIES, INC.

By:	/s/ AHARON FOGEL
	Name:	Aharon Fogel
	Title:	Chairman of the Board

/s/ HENRY KRESSEL
	Name:	Henry Kressel
	Title:	Director

/s/ RAVIV ZOLLER
RAVIV ZOLLER

(Signature page to Separation and
Release Agreement)